EXHIBIT 10.9

                        AMENDMENT TO EMPLOYMENT AGREEMENT
              BY AND BETWEEN NETSOL TECHNOLOGIES AND NAJEEB GHAURI

This Amendment ("Amendment") to the Employment Agreement by and between NetSol Technologies, Inc. ("Netsol" or the "Company") and Najeeb Ghauri ("Ghauri"), dated January 1, 2004 (the "Employment Agreement") is entered into effective as of April 1, 2005, other than the specific amendments enumerated in the Amendment, all of the terms of the Employment Agreement shall remain in the full force and effect, and shall not be obviated or affected by this Amendment.

In the event of a conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall govern. All capitalized terms contained herein are, unless otherwise stated, as defined in the Agreement.

Now therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 3.1 of the Employment Agreement is modified to read:

3.1 The Company shall pay Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year (the "Base Salary"), payable in accordance with the Company policy. Such salary shall be pro rated for any partial year of employment on the basis of a 365-day fiscal year. Executive will be eligible for bonuses from time to time as determined by the Board.

A new section 3.10 shall be added to read as follows:

3.10 Executive shall be granted stock options for 1,000,000 shares of the common stock of the Company (the "Options") pursuant to an option agreement (the "Option Agreement") issued pursuant to the Company's 2004 Employee Stock Option Plan and shall vest 25% per quarter over 4 quarters beginning April 1, 2005 and ending on March 31, 2006, and be exercisable based on the customary provisions of such plan. The Option Agreement will have customary provisions relating to adjustments for stock splits and similar events. The exercise price of the Options will be $1.94 for 500,000 shares and, $2.91 for 500,000 shares. The options as granted shall provide for an "early exercise" right (i.e., the right of Executive to exercise options prior to their vesting date and to receive restricted stock subject to the same vesting requirements as the options exercised). In addition, the options as granted shall permit Executive (or, where applicable, his personal representative) up to eighteen (18) months following termination of employment for any reason to exercise any options which were vested at the time of such termination (including options vesting as the result of such termination, where applicable).



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The Amendment is agreed to and shall become effective as of the date first written above.



Employee



By: /s/Najeeb Ghauri
    ----------------------
       Najeeb Ghauri



NetSol Technologies, Inc.



By: /s/Naeem Ghauri                          By: /s/Patti L. W. McGlasson
    ----------------------                       ------------------------
       Naeem Ghauri                                 Patti L. W. McGlasson
       Chief Executive Officer                      Secretary